Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams (Analysts)	FOR IMMEDIATE RELEASE
	(513) 534-0983	December 2, 2004
Roberta R. Jennings (Media)
(513) 579-4153

Fifth Third Bancorp Announces Balance Sheet Restructuring

Fifth Third Bancorp today announced several significant initiatives to better position itself for current and expected market conditions. Specifically, Fifth Third is implementing several actions to improve its long-term profile and reduce the risks associated with increasing interest rates. These actions include an approximate $6.5 billion reduction through sales in Fifth Third’s securities portfolio, or 20 percent from the September 30, 2004 balance, the early retirement of approximately $3.0 billion in long-term debt and reductions in the level of other wholesale borrowings and receive-fixed/pay-variable interest rate swaps. Depending on market conditions, Fifth Third anticipates these actions to result in pre-tax securities losses of approximately $80 million and pre-tax termination charges related to the early retirement of certain long-term debt and cancellation of certain interest rate swaps of up to $260 million in the fourth quarter.

“In the last couple of years, economic recession and threats to our national security have led to an extremely unusual period of low interest rates in our economy. The prolonged nature of these low rates has had some significant impacts on both sides of Fifth Third’s balance sheet,” stated George A. Schaefer, Jr., President and CEO of Fifth Third Bancorp. “The actions we have announced today represent extremely difficult decisions that ultimately we feel are prudent and in the best long term interests of Fifth Third and its shareholders. The losses and termination charges in the fourth quarter represent an investment in the future earnings potential of Fifth Third and will serve to better position our balance sheet as the economy trends toward what we feel is a more normalized interest rate environment. In the meantime, Fifth Third and its employees will continue to focus on the things we do best – growing deposits and high quality loans in our customary manner in order to generate value for our shareholders.”

As a result of the actions described above, Fifth Third expects fourth quarter earnings to be in the range of $.28 to $.30 per diluted share and, correspondingly, full-year 2004 earnings to be in the range of $2.65 to $2.68 per diluted share. For full year 2005, Fifth Third currently expects low double-digit earning asset and net interest income growth on an annualized sequential basis throughout the year with first quarter 2005 representing the first full quarter impact of these actions. On an overall basis, 2005 earnings per diluted share (excluding nonrecurring charges resulting from Fifth Third’s pending acquisition of First National Bankshares of Florida, Inc. and including capital management activities) are expected to increase between 21 and 23 percent over 2004’s expected results. Additional information is available in Fifth Third’s December 2, 2004 filing on Form 8-K. Fifth Third will host a pre-recorded call to discuss the fourth quarter 2004 and full-year 2005 financial outlook at approximately 6:00 p.m. (Eastern Standard Time) today. Investors, analysts and other interested parties may dial into the call for approximately 10 days at (800) 642-1687 for domestic access and (706) 645-9291 for international access (passcode: 2627962#).

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $98.3 billion in assets, operates 17 affiliates with 1,010 full-service Banking Centers, including 130 Bank Mart® locations open seven days a week inside select grocery stores and 1,883 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee and West Virginia. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the Nasdaq National Market System under the symbol “FITB.”

* * * * *

This release may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined with First National Bankshares of Florida, Inc. within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third, First National Bankshares and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, First National Bankshares and/or the combined company or the businesses in which Fifth Third, First National Bankshares and/or the combined company are engaged; (8) difficulties in combining the operations of First National Bankshares and/or other acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third’s and First National Bankshares’ filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Fifth Third.

2